Exhibit 99
Industrial Operating Profit

Industrial operating profit is before tax and interest charges and excludes non-operating pension costs, restructuring and other charges, and gains.

(in millions)	2016

Revenues
GE total revenues and other income	$113,676
Less: GE Capital earnings (loss) from continuing operations	(1,251)
GE revenues and other income excluding GE Capital earnings (loss) (Industrial revenues) (GAAP)	$114,927

Less: gains on disposals	3,444
Adjusted Industrial revenues (Non-GAAP)	$111,483

Costs
GE total costs and expenses	$103,860
Less: GE interest and other financial charges	2,026
Industrial costs excluding interest and other financial charges (GAAP)	$101,834

Less: non-operating pension costs	2,052
Less: restructuring and other charges	3,578
Less: noncontrolling interests	279
Adjusted Industrial costs (Non-GAAP)	$95,925

Industrial profit (GAAP)	$13,093

Industrial operating profit (Non-GAAP)	$15,558

We have presented our Industrial operating profit excluding gains, non-operating pension costs, restructuring and other charges, and noncontrolling interests. We believe that Industrial operating profit adjusted for these items is a meaningful measure because it increases the comparability of period-to-period results.

Industrial Structural Costs

Industrial structural costs include segment structural costs excluding the impact of business acquisitions and dispositions, plus total Corporate operating profit excluding non-operating pension costs, restructuring and other charges and gains. To establish a consistent baseline, the 2016 amount excluded Appliances (which the Company sold in the second quarter of 2016), and the 2017 amount will exclude significant transactions such as Baker Hughes, LM Wind Power, and additive manufacturing (Arcam & Concept Laser).

(in millions)	2016

GE total costs and expenses	$103,860
Less: GE interest and other financial charges	2,026
Industrial costs excluding interest and other financial charges (GAAP)	$101,834

Adjustments:
Less: segment variable costs	72,593
Less: Corporate revenue excluding GE-GECC elimination and gains on disposals	(1,673)
Less: Corporate restructuring and other charges	3,578
Less: Corporate non-operating pension costs	2,052
Less: Corporate noncontrolling interests	(7)
Industrial structural costs (Non-GAAP)	$25,291

Less: acquistions and dispositions structural costs	387
Industrial structural costs excluding acquistions and dispositions (Non-GAAP)	$24,904

We believe that Industrial structural costs are a meaningful measure as they are broader than selling, general and administrative costs and represent the total structural costs in the Industrial segments and Corporate that generally do not vary with volume.